Exhibit 10.4

AGREEMENT

THIS AGREEMENT (the “Agreement”) dated as of April 8, 2020, is between Aravive, Inc., a Delaware corporation (the “Company”), and Srinivas Akkaraju, a non-employee director of the Company (the “Participant”). Capitalized terms used herein without definition shall have the meaning ascribed such terms in the 2014 Equity Incentive Plan and the 2019 Equity Incentive Plan (the “Plans”).

WHEREAS, the Participant is the holder of the Options set forth on the annexed Schedule A issued under the Company’s 2014 Equity Incentive Plan and the 2019 Equity Incentive Plan (herein, together, the “Options”, and individually, any “Option”); and

WHEREAS, the Company and the Participant desire to amend all of the Options held by the Participant to provide that, to the extent vested, such Options shall remain outstanding and exercisable following the Participant’s resignation as a director (the “Resignation Date”) until the earlier of (a) the one year anniversary of the Resignation Date, and (b) the end of the Term as set forth in the written agreement between the Company and Participant evidencing the terms of the Options (the “Award Agreements”) .

WHEREAS, the Company and the Participant desire to amend the Option included in Schedule A to purchase 7,500 shares of common stock of the Company granted to the Participant on September 12, 2019 under the 2019 Equity Incentive Plan to provide that, vesting of such Option shall be accelerated such that the Option shall be fully vested on the Resignation Date.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth and for other good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, the parties hereto have agreed, and do hereby agree, as follows:

1.  Option Exercise Extension. Effective as of the date hereof, notwithstanding anything to the contrary set forth in the Plans or any Award Agreement, immediately upon the Participant’s resignation as a director, any Option which is vested at the time of such resignation (including the Option to purchase 7,500 shares of common stock of the Company issued September 12, 2019 under the 2019 Equity Incentive Plan) shall remain exercisable (in accordance with the requirements of the respective Plans), until the earlier of (a) the one year anniversary of the Resignation Date, and (b) the end of the applicable Term as set forth in the applicable Award Agreement. This Section 1 shall amend any term to the contrary contained in the Plans and any Award Agreement of the Participant under the Plans outstanding on the date hereof.

2.  Acceleration of Vesting. Effective as of the date hereof, notwithstanding anything to the contrary in the Plans or any Award Agreement, immediately upon the Participant’s resignation as a director, vesting of the Option to purchase 7,500 shares of common stock of the Company granted to Participant on September 12, 2019 under the 2019 Equity Incentive Plan shall be accelerated such that the Option shall be fully vested on the Resignation Date. This Section 2 shall amend any term to the contrary contained in the 2019 Equity Incentive Plan and any Award Agreement of the Participant under the 2019 Equity Incentive Plan outstanding on the date hereof.

3. Non-Disparagement.  Participant agrees not to disparage the Company or the Company’s officers, directors, employees, shareholders (in their capacities as shareholders of the Company), parents, subsidiaries, affiliates, and agents (in their capacities as agents of the Company), in any manner likely to be harmful to them or their business, business reputation, or personal reputation and Participant is not aware of any basis for any legal claims against the Company, its officers, directors, employees, shareholders (in their capacities as shareholders of the Company), parents, subsidiaries, affiliates, or agents (in their capacities as agents of the Company) relating to such matters. The Company agrees, and agrees to direct its officers and directors, not to disparage Participant in any manner likely to be harmful to Participant’s business, business reputation or personal reputation and the Company and its officers and directors are not aware of any basis for any legal claims against Participant relating to such matters.  Notwithstanding the foregoing, both Participant and the Company and its officers, directors, employees, shareholders, parents, subsidiaries, affiliates, and agents may respond accurately and fully to any question, inquiry, or request for information when required by legal process or in connection with a government investigation. In addition, nothing in this provision or this Agreement is intended to prohibit or restrain Participant in any manner from making disclosures that are protected under the whistleblower provisions of federal or law or regulation.

4. Treatment of Confidential Information and Trading of Common Stock.  Participant acknowledges and agrees that Participant has a fiduciary duty and obligation to maintain the confidentiality of any confidential information of the Company disclosed to Participant or learned by Participant as a director of the Company or otherwise.  Participant acknowledges that Participant may not trade in the Company’s common stock while Participant is in possession of material non-public information or while Participant is subject to any blackouts contained in the Company’s insider trading policy.

5. Indemnification Agreement.  The Company hereby acknowledges and affirms its obligations pursuant to that certain indemnification agreement between the Company and Participant dated December 7, 2016 (the “Indemnification Agreement”).

6.  Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware (other than its laws respecting choice of law).

7. Entire Agreement. This Agreement, the Indemnification Agreement and the Options constitute the entire obligation of the parties hereto with respect to the subject matter hereof and shall supersede any prior expressions of intent or understanding with respect to this matter.

8.  Amendment. Any amendment to this Agreement shall be in writing and signed by the Company and the Participant.

9.  Waiver; Cumulative Rights. The failure or delay of either party to require performance by the other party of any provision hereof shall not affect its right to require performance of such provision unless and until such performance has been waived in writing. Each and every right hereunder is cumulative and may be exercised in part or in whole from time to time.

10.  Counterparts. This Agreement may be signed in two counterparts, each of which shall be an original, but both of which shall constitute but one and the same instrument.

11.  Headings. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

12.  Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon each successor and assign of the Company. All obligations imposed on the Participant, and all rights granted to the Company hereunder, shall be binding upon the Participant’s heirs, legal representatives and successors.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and the Participant has hereunto set his or her hand, all as of the day and year first above written.

ARAVIVE, INC.

By:	/s/ Vinay Shah
Vinay Shah
Chief Financial Officer

PARTICIPANT:

By:	/s/ Srinivas Akkaraju
Name:	Srinivas Akkaraju

Schedule A

Name	Grant Number	Grant Date	Plan/Type	Grant Shares	Price	Exercised/ Released	Vested	Unvested	Outstanding/ Unreleased	Exercisable/ Releasable

Akkaraju, Srinivas	000546	06/29/2015	2014/NQ	2,183	$88.380	0	2,183	0	2,183	2,183
	000552	06/29/2015	2014/RSU	762	$0.000	762	762	0	0	0
	000670	06/14/2016	2014/RSU	1,150	$0.000	1,150	1,150	0	0	0
	000671	06/14/2016	2014/NQ	4,786	$65.220	0	4,786	0	4,786	4,786
	000672	03/21/2014	2014/NQ	3,159	$126.000	0	3,159	0	3,159	3,159
	000832	05/25/2017	2014/RSU	580	$0.000	580	580	0	0	0
	000840	05/25/2017	2014/NQ	1,141	$94.950	0	1,141	0	1,141	1,141
	000903	12/20/2017	2014/RSU	1,866	$0.000	1,866	1,866	0	0	0
	AR000074	01/03/2019	2014/NQ	4,688	$3.610	0	4,688	0	4,688	4,688
	AR000090	09/12/2019	2019/NQ	7,500	$5.770	0	3,750	3,750	7,500	3,750

				27,815		4,358	24,065	3,750	23,457	19,707